Exhibit 10.2

EMPLOYMENT AGREEMENT

     This Employment Agreement (this “Agreement”) is entered into as of the 29th day of September, 2011, by and between John A. Scarlett, M.D. (“Executive”) and Geron Corporation, a Delaware corporation (the “Company”).

     WHEREAS, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for Executive’s services; and

     WHEREAS, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

ARTICLE I
DEFINITIONS

     For purposes of the Agreement, the following terms are defined as follows:

     1.1 “Board” means the Board of Directors of the Company.

     1.2 “Cause” means the occurrence of any one or more of the following:

          (a) any willful act or omission by Executive constituting material dishonesty, fraud or other malfeasance against the Company;

          (b) Executive’s conviction of a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company conducts business;

          (c) Executive’s debarment by the United States Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992, or other ineligibility under any law or regulation to perform Executive’s duties to the Company; or

          (d) Executive’s breach of any of the material policies of the Company.

     1.3 “Change in Control” shall have the meaning set forth in the Plan.

     1.4 “Code” means the Internal Revenue Code of 1986, as amended.

     1.5 “Company” means Geron Corporation, a Delaware corporation, and any successor thereto.

     1.6 “Comparable Employment” means employment on terms which provide Executive with (a) the same or greater rate of base salary as in effect immediately prior to Executive’s termination, (b) the same, an equivalent or a higher job title and level of responsibility as Executive had immediately prior to Executive’s termination, (c) the equivalent or a higher bonus opportunity as the bonus opportunity for the calendar year preceding the calendar year in which Executive’s termination occurs, and (d) a principal work location that is (i) no more than (A) forty-five (45) miles from Executive’s principal work location immediately prior to Executive’s termination with housing support and travel reimbursement no less favorable than the reimbursement provided pursuant to Section 3.5 of this Agreement and (B) thirty (30) miles farther from Executive’s principal weekday residence than Executive’s principal work location was immediately prior to Executive’s termination or (ii) located within thirty (30) miles of Executive’s permanent residence, which as of the date of this Agreement is located in Austin, Texas.

     1.7 “Covered Termination” means an Involuntary Termination Without Cause that occurs at any time, provided that such termination constitutes a “separation from service” within the meaning of Section 409A of the Code and the regulations promulgated thereunder, including without limitation Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”).

     1.8 “Involuntary Termination Without Cause” means Executive’s dismissal or discharge other than (i) for Cause or (ii) following an involuntary or voluntary filing of a petition under Chapters 7 or 11 of Title 11 of the United States Code Section 101 et. seq., an assignment for the benefit of creditors, a liquidation of the Company’s assets in a formal proceeding or otherwise or any other event of insolvency by the Company, in any case, without an offer of Comparable Employment by the Company or a successor, acquirer, or affiliate of the Company. For the purposes of this Agreement, the termination of Executive’s employment due to Executive’s death or disability will not constitute a termination for Cause.

     1.9 “Plan” means the Company’s 2011 Equity Incentive Award Plan, as amended.

ARTICLE II
EMPLOYMENT BY THE COMPANY

     2.1 Position and Duties. Subject to the terms set forth herein, the Company shall employ Executive in the position of Chief Executive Officer, such employment to commence no later than September 29, 2011 (the date Executive commences employment hereunder, the “Commencement Date”). During the term of Executive’s employment with the Company, Executive will report to the Board or its designee. Executive shall serve in an employee capacity and shall perform such duties as are assigned to Executive by the Board and, except as otherwise instructed by the Board, such other duties as are customarily associated with the position of Chief Executive Officer. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business and affairs of the Company (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies or as otherwise set forth in this Agreement). The Company shall appoint Executive as a member of the Board and, during the period of time Executive serves as Chief Executive Officer hereunder, shall nominate Executive for reelection as a member of the Board and use its best efforts to cause Executive to be so elected.

     2.2 Employment at Will. Both the Company and Executive acknowledge and agree that Executive’s employment with the Company is “at-will” and not for any specified time, and may be terminated at any time by Executive or the Company, with or without cause, and with or without prior notice; provided, however, that if Executive’s employment with the Company is terminated, Executive will be eligible to receive certain severance payments and benefits as set forth in Article IV below.

     2.3 Employment Policies. The employment relationship between the parties hereto shall be governed by the general employment policies and practices of the Company, including but not limited to those policies relating to the protection of confidential information and assignment of inventions. In the event of a conflict between the terms of this Agreement and the Company’s general employment policies or practices, this Agreement shall control.

ARTICLE III
COMPENSATION

     3.1 Base Salary. During the term of Executive’s employment with the Company, Executive shall receive an annual base salary of $550,000, subject to increase in the sole discretion of the Board (the “Base Salary”), payable in accordance with the regular payroll practices of the Company.

     3.2 Bonus. Executive shall be eligible to earn, for each fiscal year of the Company ending during the term of Executive’s employment with the Company, an annual discretionary cash bonus (an “Annual Bonus”) targeted at sixty percent (60%) of Executive’s Base Salary. The Annual Bonus shall be paid on the date on which annual bonuses are paid to the Company’s senior executives generally, but in no event later than March 15th of the fiscal year following the year in which the Annual Bonus is earned.

     3.3 Stock Option. As soon as practicable following the Commencement Date, the Company shall grant Executive an option to purchase one million (1,000,000) shares of Company common stock (the “Option”) having an exercise price equal to the closing trading price of a share of Company common stock on the date of grant. The Option shall vest with respect to 1/8th of the shares initially subject thereto on the six-month anniversary of the Commencement Date and with respect to 1/48th of the shares initially subject thereto on each monthly anniversary of the Commencement Date thereafter, subject to Executive’s continued service to the Company through the applicable vesting date, provided, that upon the occurrence of a Change in Control, subject to Executive’s continued service to the Company through the date of such Change in Control, the Option shall vest and become exercisable with respect to one hundred percent (100%) of the unvested shares subject thereto. The Option shall be exercisable in full on the date of grant subject to Executive entering into a restricted stock purchase agreement with respect to any unvested shares. Executive shall be permitted to exercise any or all of the Option, whether or not vested. The Option otherwise shall be subject to and governed in all respects by the terms of the Plan and the option agreement to be entered into between the Company and Executive.

     3.4 Standard Company Benefits; Vacation. Executive shall be entitled to all rights and benefits for which Executive is eligible under the terms and conditions of the Company’s benefit and compensation plans, practices, policies and programs, as in effect from time to time, that are provided by the Company to its senior executives generally. Executive will be eligible for vacation as an executive under the Company’s vacation policy, as such policy may be modified from time to time.

     3.5 Housing Allowance and Reimbursement For Personal Travel. During Executive’s employment so long as his primary residence is located in Austin, Texas, the Company will provide Executive with reimbursement for out-of-pocket rent of not more than $2,000 per month (the “Housing Allowance”) actually incurred by Executive for his San Francisco Bay Area housing. In addition, during Executive’s employment so long as his primary residence is located in Austin, Texas, the Company will reimburse Executive for the actually incurred, reasonable out-of-pocket costs of his weekly commute between the San Francisco Bay Area and Austin, Texas; provided that in no event shall such amounts provided to Executive pursuant to this sentence exceed in the aggregate $20,000 per year. Any reimbursement pursuant to this Section 3.5 shall be subject to the Company’s policies for reimbursement as may be in place from time-to-time. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

ARTICLE IV
SEVERANCE BENEFITS AND RELEASE

     4.1 Severance Benefits.

     (i) Payment of Accrued Obligations Upon Termination of Employment. Upon a termination of Executive’s employment for any reason at any time following the Commencement Date, the Company shall pay to in a single lump-sum cash payment within thirty (30) days following the date of termination, the aggregate amount of Executive’s (A) earned but unpaid Base Salary, (B) incurred but unreimbursed business expenses and (C) accrued but unpaid vacation pay (collectively, the “Accrued Obligations”).

     (ii) Severance Upon Covered Termination. If Executive’s employment terminates due to a Covered Termination at any time after the Commencement Date, then, in addition to the Accrued Obligations:

     (a) Executive shall be paid any unpaid Annual Bonus to which Executive would have become entitled for any fiscal year of the Company that ends on or before the termination date had Executive remained employment through the payment date, payable in a single lump-sum payment on the date on which annual bonuses are paid to the Company’s senior executives generally for such fiscal year, but in no event later than March 15th following the end of the fiscal year to which the Annual Bonus relates;

     (b) Executive shall be paid an aggregate amount equal to twenty-four (24) months of Executive’s Base Salary in effect on the date of termination, payable to Executive in a single lump-sum amount on the sixtieth (60th) day following the termination date;

     (c) Executive and Executive’s covered dependents will be eligible to continue their health care benefit coverage as permitted by COBRA (Internal Revenue Code Section 4980B) at the same cost to Executive as in effect immediately prior to the Covered Termination for the one (l)-year period following the Covered Termination, and be entitled to maintain coverage for Executive and Executive’s eligible dependents at Executive’s own expense for the balance of the period that Executive is entitled to coverage under COBRA; and

     (d) the Option, along with any subsequent options or other exercisable equity interest in the Company held by Executive shall remain outstanding and exercisable through the earlier of (i) the second anniversary of the date of termination or (ii) the original expiration date of the option or other equity interest.

Notwithstanding the foregoing, the amounts payable under this Article IV, other than the Annual Bonus and the extended exercisability set forth in Section 4.1(d), shall be reduced by the amount of severance or other cash compensation, if any, payable under the Company’s Change of Control Severance Plan. For the avoidance of doubt, all amounts payable under this Agreement shall be subject to applicable federal, state, local or foreign tax withholding requirements.

     4.2 Parachute Payments. If any payment or benefit Executive would receive from the Company or otherwise in connection with a Change in Control (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall equal either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment and income taxes and the Excise Tax (in each case, computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment. If payments or benefits constituting “parachute payments” must be reduced so that the Payment equals the Reduced Amount, such reduction shall occur in the following order unless Executive elects in writing, and the Company approves, a different order: (i) reduction of cash payments; (ii) cancellation of accelerated vesting of any stock awards; and (iii) reduction of non-cash employee benefits. In the event that acceleration of vesting of stock award compensation is reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock awards, such that the award granted on the latest date preceding the Change in Control shall be cancelled first, unless Executive elects in writing, and the Company approves, a different order.

     The Company, for general audit purposes, shall engage a nationally recognized public accounting firm (the “Accounting Firm”) to perform the foregoing calculations. The Company shall bear all expenses with respect to the calculations and determinations by such Accounting Firm required to be made hereunder. The Accounting Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the Accounting Firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish to the Company and Executive an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the Accounting Firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

     4.3 Release. Notwithstanding the foregoing, Executive’s right to receive the amounts provided for in Sections 4.1(ii) and 4.2 above shall be subject to and conditioned upon Executive’s execution and non-revocation of a release of claims in substantially the form attached hereto as Exhibit A (the “Release”) (as such form may be modified to take into account changes in the law) within fifty (50) days following the termination date. Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s obligations under the Proprietary Information Agreement (as defined below). Executive shall have a certain period of time to consider whether to execute such Release, as set forth in the Release, and Executive may revoke such Release within seven (7) business days after execution. In the event Executive does not execute such Release within the applicable period, or if Executive revokes such Release within the subsequent seven (7) business day period, none of the payments and benefits set forth in Sections 4.1(ii) and 4.2 above shall be payable to Executive under this Agreement.

     4.4 Six-Month Delay. Notwithstanding any provision to the contrary in this Agreement, if Executive is at the time of Executive’s Separation from Service a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then, to the extent delayed commencement of all or any portion of the benefits and payments to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such benefits and payments shall not be paid to Executive until the earlier of (a) the first business day following the expiration of the six (6)-month period following Executive’s Separation from Service or (b) the first business day following the date of Executive’s death. Upon the expiration of the applicable period, all payments deferred pursuant to this Section 4.4 shall be paid in a single lump sum to Executive (or Executive’s estate or beneficiaries, if applicable), without interest, and any remaining payments due under this Agreement shall be paid as otherwise provided herein. For purposes of Section 409A of the Code and the Department of Treasury regulations issued thereunder, Executive’s right to receive the payments and benefits payable pursuant to the Agreement shall be treated as a right to receive a series of separate payments and accordingly, each payment shall at all times be considered a separate and distinct payment.

     4.5 Mitigation. Executive shall not be required to mitigate the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of termination or otherwise.

ARTICLE V
PROPRIETARY INFORMATION OBLIGATIONS

     5.1 Agreement. Executive agrees that, concurrently with the execution of this agreement, Executive shall execute the Company’s Proprietary Information and Inventions Agreement attached hereto as Exhibit B (the “Proprietary Information Agreement”).

     5.2 Remedies. Executive acknowledges that Executive’s duties under the Proprietary Information Agreement shall survive termination of Executive’s employment with the Company and the termination of this Agreement. Executive acknowledges that any remedy at law for any breach or threatened breach by Executive of the provisions of the Proprietary Information Agreement would be inadequate, and Executive therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

ARTICLE VI
OUTSIDE ACTIVITIES

     6.1 No Other Employment. Except with the prior written consent of the Board, Executive shall not, during the term of Executive’s employment with the Company, undertake or engage in any other employment, occupation or business enterprise. Notwithstanding the foregoing, during the term of Executive’s employment with the Company, Executive may (a) undertake or engage in other employment, occupation or business enterprise in which Executive is a passive investor, and/or (b) engage in civic and not-for-profit activities, in each case, so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

     6.2 No Conflicting Business Interests. During the term of Executive’s employment with the Company, except on behalf of the Company, Executive shall not, directly or indirectly, whether as an employee, officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any other capacity whatsoever, engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever known by Executive to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that notwithstanding anything to the contrary herein, Executive may own securities of any competitor corporation as a passive investor, so long as Executive’s direct holdings in any one such corporation do not, in the aggregate, constitute more than one percent (1%) of the voting stock of such corporation at any time.

ARTICLE VII
NONINTERFERENCE

     While employed by the Company and for one (1) year immediately following the date on which Executive terminates employment or otherwise ceases to provide services to the Company, Executive agrees not to interfere with the business of the Company by soliciting or attempting to solicit any employee of the Company to terminate such employee’s employment in order to become an employee, consultant or independent contractor to or for any competitor of the Company. Executive’s duties under this Article VII shall survive termination of Executive’s employment with the Company and the termination of this Agreement.

ARTICLE VIII
GENERAL PROVISIONS

     8.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of (i) personal delivery (including personal delivery by telex) or (ii) the third (3rd) day after being mailed by first class mail, addressed to the Company at its primary office location and to Executive at Executive’s address then listed on the Company payroll, or at such other address as the parties may later designate in writing.

     8.2 Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Commencement Date (“Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that following the Commencement Date, the Company determines in good faith that any compensation or benefits payable under this Agreement may not be either exempt from or compliant with Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided, that this Section 8.2 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to create any liability on the part of the Company for any failure to do so.

     8.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof and this Agreement will continue in full force and effect without such provision.

     8.4 Waiver. If either party should waive any breach of any provisions of this Agreement, such party shall not be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

     8.5 Complete Agreement. This Agreement, together with the exhibits attached hereto and the Proprietary Information Agreement, constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to the subject matter herein (except for the Plan, any successor thereto or the Company’s Change of Control Severance Plan). This Agreement supersedes any prior agreement between Executive and the Company or any predecessor employer in its entirety. Executive and the Company acknowledge and agree that this Agreement is entered into without reliance on any promise or representation other than those expressly contained herein and cannot be modified or amended except in a writing signed by a duly-authorized officer of the Company.

     8.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which will have the same force and effect as an original, but all of which taken together will constitute one and the same Agreement.

     8.7 Headings. The headings of the sections hereof are inserted for convenience of reference only and shall not be deemed to constitute a part of this Agreement nor to affect the meaning or interpretation of any part of this Agreement.

     8.8 Successors and Assigns. This Agreement is intended to be binding on, inure to the benefit of and be enforceable by Executive and the Company and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties or rights hereunder without the prior written consent of the Company, which consent shall not be withheld unreasonably.

     8.9 Arbitration. In the event of any contractual, statutory or tort dispute or claim relating to or arising out of Executive’s employment relationship with the Company (including but not limited to any claims of wrongful termination or age, sex, race, or other discrimination, but not including workers’ compensation claims), Executive and the Company agree that all such disputes will be finally resolved by binding arbitration conducted by a single neutral arbitrator associated with the American Arbitration Association in Menlo Park, California. Executive and the Company hereby waive their respective rights to have any such disputes or claims tried to a judge or jury. However, the Company agrees that this arbitration provision will not apply to any claim, by either Executive or the Company, for injunctive relief. The administrative costs of any arbitration proceeding between Executive and the Company and the fees and costs of the arbitrator shall be borne by the Company.

     8.10 Attorneys’ Fees. If either party hereto brings any action to enforce its respective rights hereunder, each party in any such action shall be responsible for its own attorneys’ fees and costs incurred in connection with such action.

     8.11 Acknowledgement. Executive acknowledges that Executive (a) has had the opportunity to discuss this matter with and obtain advice from independent counsel of Executive’s own choice and has been advised to do so by the Company, (b) has carefully read and fully understands all the provisions of this Agreement, and (c) is knowingly and voluntarily entering into this Agreement. Executive represents that Executive (i) is familiar with the restrictive covenants set forth in the Proprietary Information Agreement and (ii) is fully aware of his obligations thereunder.

     8.12 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without regard to the principles of conflict of laws thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the on the day and year first above written.

GERON CORPORATION,
a Delaware corporation

By:	/s/ Hoyoung Huh
Hoyoung Huh, M.D., Ph.D.
Executive Chairman

Date:	September 29, 2011

Acknowledged, accepted and agreed this 29th day of September, 2011:

/s/ John A. Scarlett
John A. Scarlett, M.D.

EXHIBIT A

General Release

EXHIBIT B

Proprietary Information and Inventions Agreement